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As filed with the Securities and Exchange Commission on June 15, 2016

Registration No. 333-211899

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 2 TO
FORM F-10

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

SUNCOR ENERGY INC.
(Exact name of Registrant as specified in its charter)

Canada (Province or other jurisdiction of incorporation or organization)	1311, 1321, 2911, 4613, 5171, 5172 (Primary Standard Industrial Classification Code Number)	98-0343201 (I.R.S. Employer Identification Number, if applicable)

150-6th Avenue S.W., Box 2844, Calgary, Alberta, Canada, T2P 3E3
(403) 296-8000
(Address and Telephone Number of Registrant's Principal Executive Offices)

CT Corporation System
111 8th Avenue, 13th Floor, New York, New York 10011
(212) 894-8940
(Name, Address (Including Zip Code) and Telephone Number (Including Area Code) of Agent for Service of Process in the United States)

Copies to:

Janice B. Odegaard Suncor Energy Inc. 150 - 6th Avenue S.W., Box 2844 Calgary, Alberta Canada T2P 3E3 (403) 296-8000	Adam M. Givertz Paul, Weiss, Rifkind, Wharton & Garrison LLP Toronto-Dominion Centre 77 King Street West, Suite 3100 Toronto, Ontario Canada M5K 1J3 (416) 504-0520	Chad C. Schneider Blake, Cassels & Graydon LLP 855 - 2nd Street S.W. Suite 3500, Bankers Hall East Tower Calgary, Alberta Canada T2P 4J8 (403) 260-9600

Michael Kaplan Davis Polk & Wardwell, LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000	Grant Zawalsky Burnet, Duckworth & Palmer, LLP Suite 2400, 525 - 8th Avenue S.W. Calgary, Alberta Canada T2P 1G1 (403) 260-0100

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective.

Province of Alberta, Canada
(Principal jurisdiction regulating this offering)

           It is proposed that this filing shall become effective (check appropriate box below):

A.	☒	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☐	at some future date (check appropriate box below)
		1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
		2.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
		3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
		4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☐

 PART I

INFORMATION REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

SHORT FORM PROSPECTUS

New Issue	June 15, 2016

Suncor Energy Inc.

$2,502,500,000

71,500,000 Common Shares

        This offering (the "Offering") of common shares ("Common Shares") of Suncor Energy Inc. ("Suncor" or the "Company") consists of 71,500,000 Common Shares (the "Offered Shares") at a price of $35.00 per Offered Share (the "Offering Price").

Price: $35.00 per Offered Share

        The Common Shares are listed on the Toronto Stock Exchange (the "TSX") and the New York Stock Exchange (the "NYSE") under the trading symbol "SU". On June 6, 2016, the last trading day before the announcement of the Offering, the closing price of the Common Shares on the TSX and NYSE was $35.82 and US$27.94 per Common Share, respectively. On June 14, 2016, the last completed trading day prior to the date of this short form prospectus, the closing price of the Common Shares on the TSX and the NYSE was $34.15 and US$26.58 per Common Share, respectively. Suncor has applied to list the Offered Shares distributed under this short form prospectus on the TSX and on the NYSE. The TSX has conditionally approved the listing of the Offered Shares. Listing on the TSX will be subject to Suncor fulfilling all of the listing requirements of the TSX on or before September 6, 2016. Listing on the NYSE will be subject to Suncor fulfilling all of the listing requirements of the NYSE.

        Suncor is permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare this short form prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. Suncor prepares its financial statements in accordance with Canadian generally accepted accounting principles applicable to publicly accountable enterprises, which is within the framework of International Financial Reporting Standards as issued by the International Accounting Standards Board incorporated into the Chartered Professional Accountants (CPA) Handbook — Part 1, and they are subject to Canadian auditing and auditor independence standards. They may not be comparable to financial statements of United States companies.

        Certain data relating to Suncor's reserves included in or incorporated by reference in this short form prospectus has been prepared in accordance with Canadian disclosure standards, which are not comparable in all respects to United States disclosure standards. See "Note Relating to Reserves Disclosure".

        Owning the Offered Shares may subject you to tax consequences both in the United States and in Canada. This short form prospectus may not describe these tax consequences fully. See "Certain Canadian Federal Income Tax Considerations" and "Certain U.S. Federal Income Tax Considerations for U.S. Residents".

        NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED SECURITIES NOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SHORT FORM PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

        Investment in the Offered Shares involves certain risks that should be considered by a prospective purchaser. See "Risk Factors".

        The enforcement by investors of civil liabilities under the United States federal securities laws may be affected adversely because Suncor is organized under the laws of Canada. Most of Suncor's directors and officers, and some or all of the experts named in this short form prospectus, are residents of Canada or otherwise reside outside of the United States, and a substantial portion of their assets, and a substantial portion of Suncor's assets, are located outside the United States. See "Enforceability of Civil Liabilities".

	Price to the Public	Underwriters' Fee(1)	Net Proceeds to Suncor(2)
Per Offered Share	$35.00	$1.1375	$33.8625
Total Offering(3)(4)	$2,502,500,000	$81,331,250	$2,421,168,750

Notes:

(1)
Suncor has agreed to pay the Underwriters (as defined herein) a fee equal to 3.25% of the gross proceeds of the Offering, equal to $1.1375 per Offered Share.

(2)
Before deducting expenses of the Offering estimated at $2,000,000, which will be paid by Suncor from the gross proceeds of the Offering.

(3)
Assuming that the Over-Allotment Option (as defined herein) is not exercised.

(4)
Suncor has granted to the Underwriters an over-allotment option (the "Over-Allotment Option"), exercisable at any time and from time to time, in whole or in part, until the date that is 30 days following the Closing Date (as defined herein), to purchase up to an additional 10,725,000 Common Shares at the Offering Price and on the same terms and conditions as the Offering, for the purposes of covering the Underwriters' over-allotments, if any, and for market stabilization purposes. A purchaser who acquires Common Shares forming any part of the Underwriters' over-allocation position acquires those securities under this short form prospectus, regardless of whether the Underwriters' over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. If the Over-Allotment Option is exercised in full, the total Price to the Public, Underwriters' Fee and Net Proceeds to Suncor (before deducting estimated expenses of the Offering) will be $2,877,875,000, $93,530,937.50 and $2,784,344,062.50, respectively. This short form prospectus qualifies for distribution the grant of the Over-Allotment Option and the issuance of Common Shares pursuant to the exercise thereof. See "Plan of Distribution". Where applicable, references to the terms "Offering" and "Offered Shares" include the Common Shares issuable upon exercise of the Over-Allotment Option.

Underwriters' Position	Maximum Size	Exercise Period	Exercise Price
Over-Allotment Option	10,725,000 Common Shares	At any time until the date that is 30 days following the Closing Date	$35.00 per Common Share

        TD Securities Inc., CIBC World Markets Inc. and J.P. Morgan Securities Canada Inc. (collectively, the "Co-Lead Underwriters"), BMO Nesbitt Burns Inc., Citigroup Global Markets Canada Inc., Merrill Lynch Canada Inc., RBC Dominion Securities Inc., Scotia Capital Inc., Desjardins Securities Inc., HSBC Securities (Canada) Inc., Morgan Stanley Canada Limited, AltaCorp Capital Inc., BNP Paribas (Canada) Securities Inc., Mitsubishi UFJ Securities (USA), Inc. and Mizuho Securities USA Inc. (together with the Co-Lead Underwriters, the "Underwriters"), as principals, conditionally offer the Offered Shares, subject to prior sale, if, as and when issued by Suncor and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement (as defined herein) referred to under "Plan of Distribution" and subject to the approval of certain legal matters by Blake, Cassels & Graydon LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP on behalf of Suncor and by Burnet, Duckworth & Palmer LLP and Davis Polk & Wardwell LLP on behalf of the Underwriters.

        The terms of the Offering, including the Offering Price, were determined by negotiation between the Co-Lead Underwriters, on their own behalf and on behalf of the other Underwriters, and Suncor. See "Plan of Distribution".

        The Underwriters propose to offer the Offered Shares initially at the Offering Price. After a reasonable effort has been made to sell all of the Offered Shares at the Offering Price, the Underwriters may subsequently reduce the selling price to investors from time to time in order to sell any of the Offered Shares remaining unsold. Any such reduction will not affect the net proceeds received by Suncor pursuant to the Offering. The Underwriters will inform the Company if the Offering Price is reduced. See "Plan of Distribution".

        Neither Mitsubishi UFJ Securities (USA), Inc. nor Mizuho Securities USA Inc. is registered as a dealer in any Canadian jurisdiction and, accordingly, will only sell Offered Shares into the United States or in other jurisdictions outside of Canada and are not permitted and will not, directly or indirectly, solicit offers to purchase or sell any of the Offered Shares in Canada.

        Subject to applicable laws, in connection with the distribution of the Offered Shares, the Underwriters may conduct transactions intended to stabilize or maintain the market price for the Common Shares at levels other than those which otherwise might prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See "Plan of Distribution".

        In the opinion of Blake, Cassels & Graydon LLP, Canadian counsel to Suncor, and Burnet, Duckworth & Palmer LLP, Canadian counsel to the Underwriters, based on the legislation in effect on the date of this short form prospectus, and subject to the provisions of any particular plan, the Offered Shares are qualified investments for certain tax exempt plans as set forth herein. See "Eligibility for Investment".

        Subscriptions for the Offered Shares will be received by the Underwriters subject to rejection or allotment, in whole or in part, and the right is reserved to close the subscription books at any time without notice. The closing of the Offering is expected to take place on June 22, 2016 or such other date as may be agreed upon by the Underwriters and Suncor, and, for greater certainty, the Offered Shares (other than any Common Shares issuable pursuant to the exercise of the Over-Allotment Option) are to be taken up by the Underwriters, if at all, on or before a date not later than 42 days after the date of the receipt for this short form prospectus (the "Closing Date").

        It is expected that the Company will arrange for the instant deposit of the Offered Shares under the book-based system of registration, to be registered to CDS Clearing and Depository Services Inc. ("CDS") and deposited with CDS on the Closing Date. No certificates evidencing the Offered Shares will be issued to purchasers of the Offered Shares. Purchasers of Offered Shares will receive only a customer confirmation from the Underwriter or other registered dealer who is a CDS participant and from or through whom a beneficial interest in the Offered Shares is purchased. See "Plan of Distribution".

        Under applicable securities legislation in certain provinces and territories of Canada, Suncor may be considered to be a connected issuer of each of TD Securities Inc., CIBC World Markets Inc., J.P. Morgan Securities Canada Inc., BMO Nesbitt Burns Inc., Citigroup Global Markets Canada Inc., Merrill Lynch Canada Inc., RBC Dominion Securities Inc., Scotia Capital Inc., Desjardins Securities Inc., HSBC Securities (Canada) Inc., Morgan Stanley Canada Limited, BNP Paribas (Canada) Securities Inc., Mitsubishi UFJ Securities (USA), Inc. and Mizuho Securities USA Inc. as each is, directly or indirectly, a wholly-owned or majority-owned subsidiary of a Canadian chartered bank or financial institution which has extended credit facilities to Suncor or its subsidiaries upon which Suncor or its subsidiaries may draw from time to time, and of AltaCorp Capital Inc., as ATB Financial is a minority shareholder thereof. ATB Financial is an affiliate of Alberta Treasury Branches, which is a provincially regulated financial institution that is a member of the lending syndicate in respect of such credit facilities. Suncor also reserves capacity under its syndicated revolving credit facility for amounts of commercial paper outstanding under its commercial paper program. At May 31, 2016, approximately $350 million was drawn as borrowings under the credit facilities of a subsidiary of Suncor, approximately $1.620 billion of letters of credit was issued against Suncor's credit facilities, and Suncor had approximately $2.238 billion of commercial paper outstanding. Suncor anticipates using a portion of the net proceeds from the Offering to repay certain outstanding indebtedness. See "Use of Proceeds", "Relationship Between the Company and Certain Underwriters" and "Plan of Distribution — Conflicts of Interest".

        The head and registered office of Suncor is located at 150 – 6th Avenue S.W., Calgary, Alberta, Canada T2P 3E3.

GENERAL

        Investors should rely only on the information contained in this short form prospectus and the documents incorporated by reference herein. The Company has not authorized anyone, and the Underwriters are not authorized, to provide prospective investors with different information. The Company does not, and the Underwriters do not, take any responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. The Company is not, and the Underwriters are not, offering the Offered Shares in any jurisdiction in which the Offering is not permitted.

        Investors should not assume that the information contained in this short form prospectus is accurate as of any date other than the date of this short form prospectus. The Company's business, financial condition, results of operations and prospects may have changed since this date. Subject to the Company's obligations under applicable Canadian securities laws, the information contained in this short form prospectus is accurate only as of the date of this short form prospectus regardless of the time of delivery of this short form prospectus or of any sale of the Offered Shares.

        In this short form prospectus, unless otherwise specified or the context otherwise requires, reference to "we", "us", "our", "its", "Company" or "Suncor" means Suncor Energy Inc., the subsidiaries of, and partnership and joint venture interests held by, Suncor Energy Inc. and its subsidiaries.

        In this short form prospectus and documents incorporated by reference in this short form prospectus, unless otherwise specified or the context otherwise requires, all dollar amounts are stated in Canadian dollars. All references to "dollars" or "$" are to Canadian dollars and all references to "US$" are to United States dollars.

        Unless otherwise indicated, all financial information included in this short form prospectus and the documents incorporated by reference in this short form prospectus has been prepared in accordance with Canadian generally accepted accounting principles applicable to publicly accountable enterprises, which is within the framework of International Financial Reporting Standards as issued by the International Accounting Standards Board incorporated into the Chartered Professional Accountants (CPA) Handbook — Part 1.

        The information contained on, or accessible through, Suncor's website is not incorporated by reference into this short form prospectus and is not, and should not be considered to be, a part of this short form prospectus unless it is explicitly so incorporated.

FORWARD-LOOKING INFORMATION

        This short form prospectus and the documents incorporated by reference in this short form prospectus contain certain forward-looking statements and forward-looking information (collectively referred to as "forward-looking statements") within the meaning of applicable Canadian and U.S. securities laws, including the United States Private Securities Litigation Reform Act of 1995.

        In addition to the cautionary statement below, with respect to forward-looking statements contained in the documents incorporated by reference herein, prospective purchasers should refer to "Advisory — Forward-Looking Information and Non-GAAP Financial Measures" in our AIF (as defined herein), "Advisories — Forward-Looking Information" in our 2015 MD&A (as defined herein), "Advisories" in our Proxy Circular (as defined herein) and "Forward-Looking Information" in our Q1 2016 MD&A (as defined herein), as well as to the advisories section of any documents incorporated by reference in this short form prospectus that are filed after the date hereof.

        Forward-looking statements may be identified by words like "expects", "anticipates", "will", "estimates", "intends", "may" and similar expressions. Forward-looking statements in this short form prospectus include references to: the anticipated proceeds from the Offering and the intended use of such proceeds; the anticipated timing to return to pre-wildfire production rates and completion of upgrader maintenance; the impact of fire mitigation efforts; updated corporate guidance related to production and cash operating costs per barrel; the anticipated completion of the Acquisition (as defined herein) and timing thereof; and matters related to the closing of the Offering including the mechanics and timing thereof. In addition, all statements and information that address expectations or projections about the future, and statements and information about Suncor's strategy for growth and potential growth opportunities, expected and future expenditures or investment decisions, acquisition plans, operating and financial results, future financing and capital activities, and the expected impact of such matters, are forward-looking statements.

        The forward-looking statements included in this short form prospectus are based on the Company's current expectations, estimates, projections and assumptions. Such forward-looking statements have been made by Suncor in light of information available at the time the statements were made and reflect Suncor's experience and its perception of historical trends, including expectations and assumptions concerning: the accuracy of reserves estimates; commodity prices and interest and foreign exchange rates; capital efficiencies and cost-savings; applicable royalty rates and tax laws; future production rates; the sufficiency of budgeted capital expenditures in carrying out planned activities; the availability and cost of labour and services; the ability of Suncor, Syncrude (as defined herein) and third parties to return to pre-wildfire production and operations as anticipated; expected costs related to the wildfires and the impact on Suncor's and Syncrude's cash operating costs; and the receipt, in a timely manner, of regulatory and third-party approvals and satisfaction of other closing conditions relating to the Acquisition.

        Forward-looking statements are not guarantees of future performance and involve a number of associated risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Suncor. Actual results will vary from the information provided in this short form prospectus and may differ materially from those expressed or implied by the forward-looking statements included herein, so prospective purchasers are cautioned not to place undue reliance on such forward-looking statements. Although we believe that the expectations represented by such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct and we make no representation that actual results achieved will be the same in whole or in part as those set out in the forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by our forward-looking statements, including that: notwithstanding the Company's current intentions regarding its use of the net proceeds of the Offering, there may be circumstances where a reallocation of the net proceeds may be necessary, depending on future operations, unforeseen events or whether future growth opportunities arise; the return to pre-wildfire production and operational levels for Suncor, Syncrude and relevant third parties could take longer than expected; maintenance and turnaround work may take longer than expected; the impact of the wildfires in northeastern Alberta on Suncor's and Syncrude's production and cash operating costs, as well as on infrastructure provided by third parties, could be more severe than anticipated; fire mitigation efforts may not fully protect Suncor against future fire-related risks; the Acquisition may not close within the anticipated time or at all and may not have the benefits currently anticipated by Suncor; and the Offering may not be completed within the anticipated timeframe or at all and the closing mechanics related to the Offering may vary from those described herein. Prospective purchasers are cautioned that the foregoing list of important risks and uncertainties is not exhaustive. You should also carefully consider the matters discussed under "Risk Factors" in this short form prospectus. Prospective purchasers are also urged to refer to "Risk Factors" in our AIF and in our 2015 MD&A and "Advisories — Risk Factors and Forward-Looking Information" and "Forward-Looking Information" in our Q1 2016 MD&A, each as incorporated by reference herein, and to all other applicable risk factors described in other documents incorporated by reference herein for information respecting further important risks and uncertainties relating to Suncor.

        The forward-looking statements contained herein are made as of the date of this short form prospectus. Except as required by applicable securities law, neither the Company nor the Underwriters undertakes any obligation to update publicly or otherwise revise any forward-looking statements or the foregoing list of risks and assumptions affecting those statements, whether as a result of new information, future events or otherwise.

NOTE RELATING TO RESERVES DISCLOSURE

        The securities regulatory authorities in Canada have adopted National Instrument 51-101 — Standards of Disclosure for Oil and Gas Activities ("NI 51-101"), which imposes oil and gas disclosure standards for Canadian public issuers engaged in oil and gas activities. NI 51-101 permits oil and gas issuers, in their filings with Canadian securities regulatory authorities, to disclose proved, probable and possible reserves, and to disclose reserves and production on a gross basis before deducting royalties. Probable and possible reserves are progressively less certain estimates than proved reserves.

        Suncor is required to disclose reserves in accordance with Canadian securities law requirements and the disclosure contained in Suncor's AIF and in certain other documents incorporated by reference in this short form prospectus include reserves designated as probable reserves. Suncor has also provided certain supplemental disclosure of its reserves prepared in accordance with United States disclosure requirements as set forth in the Supplemental Oil and Gas Information (as defined herein), which is also incorporated by reference in this short form prospectus.

        The SEC definitions of proved and probable reserves are different from the definitions contained in NI 51-101; therefore, proved and probable reserves disclosed in compliance with NI 51-101 in the documents incorporated by reference in this short form prospectus may not be comparable to United States standards. The SEC requires United States oil and gas reporting companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and production due to others but permits the optional disclosure of probable and possible reserves. Moreover, as permitted by NI 51-101, Suncor has determined and disclosed the net present value of future net revenue from its reserves in its NI 51-101 compliant reserves disclosure using forecast prices and costs ("forecast pricing"). The SEC requires that reserves and related future net revenue be estimated based on historical 12-month average prices ("constant pricing"), but permits the optional disclosure of revenue estimates based on different price and cost criteria, including standardized future prices. For Suncor's Fort Hills oil sands mining project the application of constant pricing results in this project being uneconomic such that no reserves are attributed to this property in the Supplemental Oil and Gas Information. However, when utilizing forecast pricing, as permitted by NI 51-101, these properties are economic, and therefore the applicable reserves are attributed thereto as outlined in the AIF. Similarly, proved undeveloped volumes associated with Suncor's MacKay River in situ project and Hebron offshore project are only economic and qualify as proved undeveloped reserves under forecast pricing, as outlined in the AIF, and are uneconomic using constant pricing and therefore these volumes are not attributed as reserves in the Supplemental Oil and Gas Information.

        For additional information regarding the presentation of Suncor's reserves and other oil and gas information, including further details on the primary differences between Canadian and United States disclosure requirements, see the section entitled "Statement of Reserves Data and Other Oil and Gas Information" in the AIF and the Supplemental Oil and Gas Information, each of which is incorporated by reference in this short form prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are a corporation incorporated under and governed by the Canada Business Corporations Act. Most of our directors and officers, and some or all of the experts named in this short form prospectus, are residents of Canada or otherwise reside outside of the United States, and a substantial portion of their assets, and a substantial portion of our assets, are located outside the United States. We have appointed an agent for service of process in the United States, but it may be difficult for holders of securities who reside in the United States to effect service within the Unites States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors and officers and experts under the United States federal securities laws. We have been advised by our Canadian counsel, Blake, Cassels & Graydon LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Blake, Cassels & Graydon LLP, however, that there is a substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

        We filed with the SEC, concurrently with our registration statement on Form F-10 of which this short form prospectus forms a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, we appointed CT Corporation System as our agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC and any civil suit or action brought against or involving us in a United States court arising out of or related to or concerning the offering of securities under this short form prospectus.

 EXCHANGE RATE INFORMATION

        The following table sets forth, for each of the periods indicated, the period end noon exchange rate, the average noon exchange rate and the high and low noon exchange rates of one United States dollar in exchange for Canadian dollars as reported by the Bank of Canada.

	Three Months Ended March 31		Year ended December 31
	2016	2015	2015	2014	2013
	$	$	$	$	$
High	1.4589	1.2803	1.3990	1.1643	1.0697
Low	1.2962	1.1728	1.1728	1.0614	0.9839
Average	1.3732	1.2412	1.2787	1.1045	1.0299
Period End	1.2971	1.2683	1.3840	1.1601	1.0636

        The noon exchange rate on June 14, 2016, as reported by the Bank of Canada for the conversion of United States dollars into Canadian dollars was US$1.00 equals $1.2835.

DOCUMENTS INCORPORATED BY REFERENCE

        Information has been incorporated by reference in this short form prospectus from documents filed with the securities regulatory authorities in each of the provinces and territories of Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Suncor at P.O. Box 2844, 150 – 6th Avenue S.W., Calgary, Alberta, Canada T2P 3E3, Telephone: 1-800-558-9071, and are also available electronically at www.sedar.com.

        The following documents of Suncor, which have been filed with the securities commission or similar regulatory authority in each of the provinces and territories of Canada, are specifically incorporated by reference into and form an integral part of this short form prospectus:

  (a)
  the Annual Information Form of Suncor dated February 25, 2016 for the year ended December 31, 2015 (the "AIF");

  (b)
  the audited consolidated financial statements of Suncor as at December 31, 2015 and December 31, 2014 and for the years ended December 31, 2015 and December 31, 2014, together with the notes thereto and the report of the auditor thereon (the "2015 Annual Financial Statements");

  (c)
  the Management's Discussion and Analysis of Suncor as at and for the year ended December 31, 2015 (the "2015 MD&A");

  (d)
  the supplemental oil and gas information prepared in accordance with Accounting Standards Codification 932 "Extractive Activities — Oil & Gas" issued by the United States Financial Accounting Standards Board, which was filed on SEDAR under the category "Other" on February 26, 2016 (the "Supplemental Oil and Gas Information");

  (e)
  the Management Proxy Circular of Suncor dated February 25, 2016 relating to the annual meeting of shareholders of the Company held on April 28, 2016 (the "Proxy Circular");

  (f)
  the unaudited consolidated financial statements of Suncor as at March 31, 2016 and December 31, 2015 and for the three month periods ended March 31, 2016 and March 31, 2015, together with the notes thereto (the "Q1 2016 Financial Statements");

  (g)
  the Management's Discussion and Analysis of Suncor as at and for the three months ended March 31, 2016 (the "Q1 2016 MD&A"); and

  (h)
  the "template version" (as such term is defined under applicable Canadian securities laws) of the term sheet relating to the Offering dated June 7, 2016.

        Any documents of the type required by National Instrument 44-101 — Short Form Prospectus Distributions to be incorporated by reference in a short form prospectus, including any material change reports (excluding material change reports filed on a confidential basis), interim financial statements, annual financial statements and the auditor's report thereon, management's discussion and analysis of financial condition and results of operations, information circulars, annual information forms and business acquisition reports filed by us with the securities regulatory authorities in each of the provinces and territories of Canada subsequent to the date of this short form prospectus and prior to the termination of this distribution are deemed to be incorporated by reference in this short form prospectus. In addition, any similar documents filed by us with the SEC in our periodic reports on Form 6-K or annual reports on Form 40-F and any other documents filed with or furnished to the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in each case after the date of this short form prospectus, shall be deemed to be incorporated by reference into this short form prospectus and the registration statement of which this short form prospectus forms a part if and to the extent expressly provided in such reports. To the extent that any document or information incorporated by reference into this short form prospectus is included in a report that is filed with or furnished to the SEC on Form 40-F, 20-F, 10-K, 10-Q, 8-K or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement of which this short form prospectus forms a part.

        Any statement contained in this short form prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this short form prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this short form prospectus.

 MARKETING MATERIALS

        Any "template version" of any "marketing materials" (as such terms are defined under applicable Canadian securities laws) that is used by the Underwriters in connection with the Offering does not form a part of this short form prospectus to the extent that the contents of the template version of the marketing materials have been modified or superseded by a statement contained in this short form prospectus. Any template version of any marketing materials that has been, or will be, filed under the Company's profile on SEDAR at www.sedar.com before the termination of the distribution under the Offering (including any amendments to, or an amended version of, any template version of any marketing materials) is deemed to be incorporated by reference into this short form prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        Suncor will provide to each person to whom this short form prospectus is delivered, without charge, upon request to the Corporate Secretary of Suncor, at P.O. Box 2844, 150 – 6th Avenue S.W., Calgary, Alberta, Canada T2P 3E3, Telephone: 1-800-558-9071, copies of the documents incorporated by reference in this short form prospectus. We do not incorporate by reference in this short form prospectus any of the information on, or accessible through, our website.

        Suncor files certain reports with, and furnishes other information to, each of the SEC and certain securities regulatory authorities of Canada. Suncor's SEC file number is 1-12384. Under a multijurisdictional disclosure system adopted by the United States and Canada, such reports and other information may be prepared in accordance with the disclosure requirements of the provincial and territorial securities regulatory authorities of Canada, which requirements are different from those of the United States. As a foreign private issuer, Suncor is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and Suncor's officers and directors are exempt from the reporting and short swing profit recovery provisions contained in Section 16 of the Exchange Act. Suncor's reports and other information filed or furnished with or to the SEC are available, from the SEC's Electronic Document Gathering and Retrieval System (EDGAR) at www.sec.gov, as well as from commercial document retrieval services. You may also read (and by paying a fee, copy) any document Suncor files with or furnishes to the SEC at the SEC's public reference room in Washington, D.C. (100 F Street N.E., Washington, D.C. 20549). Please call the SEC at 1-800-SEC-0330 for more information on the public reference room. You may also inspect Suncor's SEC filings at the NYSE, 20 Broad Street, New York, New York 10005. Suncor's Canadian filings are available on SEDAR at www.sedar.com.

        Suncor has filed with the SEC under the Securities Act of 1933, as amended (the "1933 Act") a registration statement on Form F-10 relating to the securities being offered hereunder, of which this short form prospectus forms part. This short form prospectus does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. Items of information omitted from this short form prospectus but contained in the registration statement will be available on the SEC's website at www.sec.gov.

SUNCOR ENERGY INC.

        Suncor is an integrated energy company headquartered in Calgary, Alberta, Canada. Suncor is strategically focused on developing one of the world's largest petroleum resource basins — Canada's Athabasca oil sands. In addition, Suncor explores for, acquires, develops, produces and markets crude oil and natural gas in Canada and internationally. Suncor also transports and refines crude oil and markets petroleum and petrochemical products primarily in Canada. Periodically, Suncor markets third party petroleum products. Suncor also conducts energy trading activities focused principally on the marketing and trading of crude oil, natural gas, power and byproducts.

        Suncor's registered and principal office is located at 150 – 6th Avenue S.W., Calgary, Alberta, Canada T2P 3E3. The Common Shares are listed for trading on the Toronto Stock Exchange and the New York Stock Exchange under the trading symbol "SU".

RECENT DEVELOPMENTS

Impact of Wildfires on Suncor's Operations in the Regional Municipality of Wood Buffalo ("RMWB")

        On June 6, 2016, Suncor confirmed that it was ramping up production at its RMWB operations that have been affected by wildfires in the region since early May 2016. Suncor's base plant U1 upgrading complex has now returned to pre-wildfire production rates. Suncor expects completion of the planned turnaround maintenance on its U2 upgrading complex and a return to normal pre-turnaround production levels at its base plant by the third week of June. Suncor's Firebag in situ facilities continue to ramp up and are expected to be back to pre-wildfire production rates in the third week of June 2016. Suncor's MacKay River in situ facility is expected to be operating at pre-wildfire production rates by mid-July 2016.

        Suncor's assets were not damaged as a result of the wildfires and enhanced fire mitigation work has been conducted at all sites to reduce any potential future threat.

        Based on the operator's current estimates, the Syncrude oil sands project located north of Fort McMurray, Alberta ("Syncrude"), in which Suncor currently holds a 48.74% interest prior to the acquisition of an additional 5% interest from Murphy Oil Company Ltd. ("Murphy Canada") as described below, anticipates a return to production starting in late June 2016 and expects a full ramp up of production following completion of the scheduled turnaround by mid-July 2016. Suncor will continue to work with the operator to ensure a safe restart of operations.

        Due to the cumulative impact of the wildfires on refinery feedstock and a short unplanned outage at one unit of Suncor's Edmonton refinery, gasoline and diesel production was temporarily reduced. The unit is now back in service.

        Construction activities at Suncor's Fort Hills mine have also returned to pre-wildfire levels.

        As a result of the impact on Suncor's operations from the wildfires, Suncor has updated its previously issued 2016 corporate guidance to reflect its reduced production estimates and updated Syncrude cash operating costs per barrel. Suncor's press release dated June 6, 2016, which is also available on www.sedar.com, provides a summary of the updated corporate guidance.

        See "Risk Factors — Risks Relating to the Company's Business — Restart of Operations in RMWB and Impact of Wildfires".

Acquisition of Additional Syncrude Interest

        On April 27, 2016, Suncor entered into a purchase and sale agreement (the "Acquisition Agreement") with Murphy Canada under which Suncor has agreed to purchase Murphy Canada's 5.0% joint venture interest in Syncrude, for cash consideration of approximately $937 million, subject to customary closing adjustments (the "Acquisition"). The Acquisition will be effective as of April 1, 2016 and, when completed, would increase Suncor's production capacity by 17,500 barrels per day of light sweet synthetic crude oil. The Acquisition will be effected by Suncor acquiring all of the issued and outstanding common shares of a newly incorporated, wholly-owned subsidiary of Murphy Canada, whose sole asset will be the 5.0% Syncrude interest and related assets, and such subsidiary will have no liabilities other than those associated directly with the Syncrude interest to be acquired by Suncor. Upon completion of the Acquisition, Suncor's direct and indirect interest in Syncrude will increase from 48.74% to 53.74%. Closing of the Acquisition is subject to customary closing conditions, including the receipt of necessary approvals under the Competition Act (Canada). Suncor anticipates the Acquisition will close by the end of the second quarter of 2016. Suncor intends to fund the purchase price for the Acquisition with a portion of the net proceeds of this Offering. However, the Acquisition and the Offering are not mutually contingent. Should the Offering not be completed, we will complete the Acquisition using funds available under our credit facilities. Alternatively, should the Acquisition not proceed, we intend to use the entirety of the net proceeds of the Offering as described under "Use of Proceeds". See "Use of Proceeds".

DESCRIPTION OF THE COMMON SHARES

General

        Suncor's authorized share capital is comprised of an unlimited number of Common Shares, an unlimited number of preferred shares issuable in series designated as senior preferred shares, and an unlimited number of preferred shares issuable in series designated as junior preferred shares. As at June 14, 2016, there were 1,582,141,971 Common Shares and no preferred shares issued and outstanding.

        The holders of Common Shares are entitled to attend all meetings of shareholders and vote at any such meeting on the basis of one vote for each Common Share held. Holders of Common Shares are entitled to receive any dividend declared by Suncor's board of directors on the Common Shares and to participate in a distribution of Suncor's assets among its shareholders for the purpose of winding up its affairs. The holders of the Common Shares shall be entitled to share equally, share for share, in all distributions of such assets.

Petro-Canada Public Participation Act

        The Petro-Canada Public Participation Act (Canada) requires that the Articles of Suncor include certain restrictions on the ownership and voting of voting shares of the company. The Common Shares are voting shares. No person, together with associates of that person, may subscribe for, have transferred to that person, hold, beneficially own or control otherwise than by way of security only, or vote in the aggregate, voting shares of Suncor to which are attached more than 20% of the votes attached to all outstanding voting shares. Additional restrictions include provisions for suspension of voting rights, forfeiture of dividends, prohibitions against share transfer, compulsory sale of shares, and redemption and suspension of other shareholder rights. Suncor's board of directors may at any time require holders of, or subscribers for, voting shares, and certain other persons, to furnish statutory declarations as to ownership of voting shares and certain other matters relevant to the enforcement of the restrictions. Suncor is prohibited from accepting any subscription for, and issuing or registering a transfer of, any voting shares if a contravention of the individual ownership restrictions results.

        Suncor's Articles, as required by the Petro-Canada Public Participation Act (Canada), also include provisions: requiring Suncor to maintain its head office in Calgary, Alberta; prohibiting Suncor from selling, transferring or otherwise disposing of all or substantially all of its assets in one transaction, or several related transactions, to any one person or group of associated persons, or to non-residents, other than by way of security only in connection with the financing of Suncor; and requiring Suncor to ensure (and to adopt, from time to time, policies describing the manner in which Suncor will fulfil the requirement to ensure) that any member of the public can, in either official language of Canada (English or French), communicate with and obtain available services from Suncor's head office and any other facilities where Suncor determines there is significant demand for communication with, and services from, that facility in that language.

        The declaration of dividends is at the sole discretion of Suncor's board of directors and is considered each quarter. The declaration of any dividends will be reviewed by Suncor's board of directors and may be increased, reduced or suspended from time to time. Suncor's ability to pay dividends and the actual amount of such dividends is dependent upon, among other things, the Company's financial performance, its debt covenants and obligations, its ability to meet its financial obligations as they come due, its working capital requirements, its future tax obligations, its future capital requirements, commodity prices and the risk factors set forth herein and in the documents incorporated by reference in this short form prospectus. Purchasers of Offered Shares will not be entitled to receive the 2016 second quarter dividend of $0.29 per Common Share payable on June 24, 2016 to holders of Common Shares of record as of June 3, 2016.

CHANGES IN CONSOLIDATED CAPITALIZATION

        The following table summarizes our consolidated capitalization as at March 31, 2016 on an actual basis, and as at May 31, 2016 on both an actual and as adjusted basis to give effect to the Offering (assuming no exercise of the Over-Allotment Option) and the use of the net proceeds therefrom (before deducting estimated expenses of the Offering). See "Use of Proceeds". Other than as set forth in the table below, there have been no material changes in Suncor's share and loan capital since March 31, 2016. Prospective purchasers should read this table together with the 2015 Annual Financial Statements, 2015 MD&A, Q1 2016 Financial Statements and Q1 2016 MD&A, each of which are incorporated by reference in this short form prospectus.

	March 31, 2016	May 31, 2016
	Actual	Actual	As adjusted(1)
	(unaudited) (in $ millions)
Short-term debt	1,639	2,238	1,104
Current portion of long-term debt	71	70	70
Subsidiary bank debt (long-term)	600	350	—
Long-term debt	15,704	15,822	15,822

Total debt(2)	18,014	18,480	16,996

Share capital(3)	23,930	23,932	26,353

Notes:

(1)
Assumes $937 million of the net proceeds to Suncor from the Offering is used to fund the Acquisition (prior to any closing adjustments or expenses related to the Acquisition) and the remaining $1,484 million is used to repay $1,134 million of short-term debt and all of Suncor's subsidiary's bank debt, as set forth in the table above. If the Over-Allotment Option is exercised in full, the short-term debt would be reduced to $741 million, total debt would be reduced to $16,633 million and the share capital would be increased to $26,716 million.

(2)
For additional information regarding Suncor's debt, see Note 20 to the 2015 Annual Financial Statements and "Financial Condition and Liquidity" in the Q1 2016 MD&A, each of which is incorporated by reference in this short form prospectus.

(3)
Upon completion of the Offering, the total number of Common Shares outstanding on an "as adjusted" basis at May 31, 2016 will increase from approximately 1,582,091,000 to 1,653,591,000 (1,664,316,000 if the Over-Allotment is exercised in full).

TRADING PRICE AND VOLUME

        The Common Shares are listed and posted for trading on the TSX and the NYSE under the trading symbol "SU". The following tables set out information concerning the monthly price ranges and trading volumes of the Common Shares as reported by the TSX and, in respect of the NYSE, as reported by Bloomberg, as applicable, for the periods indicated.

TSX

	High	Low	Volume
	($ per Common Share)		(thousands)
2015
May	39.74	35.87	51,291
June	36.81	33.43	64,887
July	37.23	32.43	61,938
August	38.19	32.13	63,719
September	36.37	33.16	76,547
October	39.17	34.40	83,608
November	40.35	36.22	63,510
December	37.80	34.03	62,085
2016
January	35.90	27.32	87,386
February	34.13	28.40	89,088
March	36.84	32.49	79,975
April	37.47	34.96	60,508
May	36.70	32.69	76,207
June 1-14(1)	36.52	33.96	43,210

Note:

(1)
On June 6, 2016, the last trading day before the announcement of the Offering, the closing price of the Common Shares on the TSX was $35.82 per Common Share. On June 14, 2016, the last completed trading day prior to the filing of this short form prospectus, the closing price of the Common Shares on the TSX was $34.15 per Common Share.

NYSE

	High	Low	Volume
	(US$ per Common Share)		(thousands)
2015
May	32.87	28.67	69,367
June	29.76	27.24	88,211
July	28.57	24.91	93,033
August	29.17	24.20	107,162
September	27.65	25.04	101,991
October	29.98	26.24	119,661
November	30.70	27.16	69,677
December	28.28	24.97	83,973
2016
January	25.85	18.71	116,585
February	25.23	20.35	114,371
March	28.32	24.08	91,185
April	29.90	26.48	79,927
May	29.34	25.31	106,408
June 1-14(1)	28.57	26.44	60,885

Note:

(1)
On June 6, 2016, the last trading day before the announcement of the Offering, the closing price of the Common Shares on the NYSE was US$27.94 per Common Share. On June 14, 2016, the last completed trading day prior to the filing of this short form prospectus, the closing price of the Common Shares on the NYSE was US$26.58 per Common Share.

 PRIOR SALES

        The following table summarizes the Common Shares or securities convertible into Common Shares that Suncor issued during the 12-month period prior to the date of this short form prospectus.

Date of Issue	Securities	Price per Security		Number of Securities
February 5, 2016	Common Shares(1)	$31.88	(1)	98,813,600
February 22, 2016	Common Shares(1)	$33.89	(1)	15,387,816
March 21, 2016	Common Shares(2)	$36.31	(2)	21,490,595
Between June 14, 2015 and June 14, 2016	Common Shares(3)	$29.76	(3)	1,944,042
Between June 14, 2015 and June 14, 2016	Stock Options(4)	$30.30	(4)	8,184,200

Notes:

(1)
Common Shares issued to former shareholders of Canadian Oil Sands Limited ("COS") upon the take-up and payment for common shares of COS pursuant to Suncor's take-over bid for the common shares of COS, on the basis of 0.28 of a Common Share for each common share of COS. The price per security is the closing price of the Common Shares on the TSX on that day.

(2)
Common Shares issued to former shareholders of COS pursuant to the amalgamation of COS with Suncor Energy Ventures Holding Corporation under which Suncor indirectly acquired the remaining outstanding common shares of COS on the basis of 0.28 of a Common Share for each common share of COS. The price per security is the closing price of the Common Shares on the TSX on that day.

(3)
Common Shares issued on the exercise of stock options. The price per security is the weighted average exercise price per stock option.

(4)
Options to acquire Common Shares granted pursuant to the Suncor Energy Inc. Stock Option Plan. The price per security is the weighted average exercise price per stock option.

USE OF PROCEEDS

        The net proceeds from the Offering are estimated to be $2,419,168,750 after deducting the fees payable to the Underwriters of $81,331,250 and the estimated expenses of the Offering of $2,000,000. If the Over-Allotment Option is exercised in full, the net proceeds from the Offering are estimated to be $2,782,344,062.50 after deducting the fees payable to the Underwriters of $93,530,937.50 and the estimated expenses of the Offering of $2,000,000. See "Plan of Distribution".

        The Company intends to use a portion of the net proceeds from the Offering to fund the purchase price for the Acquisition, comprising a 5.0% joint venture interest in the Syncrude Project, of approximately $937 million, subject to customary closing adjustments, as described in this short form prospectus under "Recent Developments — Acquisition of Additional Syncrude Interest". For additional details on the Syncrude Project, see "Narrative Description of Suncor's Business — Oil Sands — Oil Sands Operations — Assets and Operations — Oil Sands Ventures" in the AIF, which is incorporated by reference in this short form prospectus. Suncor intends to use the remainder of the net proceeds from the Offering to repay certain outstanding indebtedness in order to provide ongoing balance sheet flexibility, including for opportunistic growth transactions that Suncor may identify in the future.

        The Acquisition and the Offering are not mutually contingent. Should the Offering not be completed, we will complete the Acquisition using funds available under our credit facilities. Alternatively, should the Acquisition not proceed, we intend to use the entirety of the net proceeds of the Offering to repay certain outstanding indebtedness in order to provide ongoing balance sheet flexibility, including for opportunistic growth transactions that Suncor may identify in the future. If Suncor does not immediately require a portion of the net proceeds of the Offering to fund the purchase price for the Acquisition, it may either invest such unallocated funds in short-term marketable debt securities or temporarily reduce short-term debt.

        As at May 31, 2016, approximately $350 million was drawn as borrowings under the credit facilities of a subsidiary of Suncor, approximately $1.620 billion of letters of credit was issued against Suncor's credit facilities, Suncor and its subsidiaries had approximately $14.692 billion of notes outstanding and Suncor had approximately $2.238 billion of commercial paper outstanding. The principal purposes for which the amounts drawn on the credit facilities and commercial paper were used were to fund the Company's capital expenditure programs and for general corporate purposes.

        Potential investors are cautioned that, notwithstanding the Company's current intentions regarding the use of the net proceeds of the Offering, there may be circumstances where a reallocation of funds may occur. While the Company anticipates that it will spend the funds available as set forth above, there may be circumstances where, for business reasons, a reallocation of the net proceeds may be necessary, depending on future operations or the Company's properties or unforeseen events. See "Risk Factors".

PLAN OF DISTRIBUTION

        Pursuant to an agreement dated effective June 8, 2016 (the "Underwriting Agreement") between Suncor and the Underwriters, Suncor has agreed to issue and sell and the Underwriters have agreed to purchase, as principals, on June 22, 2016, or such other date as may be agreed upon by Suncor and the Underwriters, subject to the terms and conditions contained therein, 71,500,000 Offered Shares at a price of $35.00 per Offered Share for aggregate gross proceeds of $2,502,500,000 payable in cash against delivery of the Offered Shares. The Underwriting Agreement provides that, in consideration of the services of the Underwriters in connection with the Offering, Suncor will pay the Underwriters a fee equal to 3.25% of the gross proceeds of the Offering, equal to $1.1375 per Offered Share. All fees payable to the Underwriters will be paid on account of services rendered in connection with the Offering and will be paid from the gross proceeds of the Offering.

        The obligations of the Underwriters under the Underwriting Agreement are several (and not joint or joint and several), and may be terminated upon the occurrence of certain stated events. Such events include, but are not limited to, (a) a material adverse change, financial or otherwise, in the business, operations or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole, which is expected to have a material adverse effect on the market price or market value of the Common Shares, and (b) any event, action, state, condition or financial occurrence, or any catastrophe, of national or international consequence, or any law or regulation, or any other occurrence of any nature whatsoever, which in the reasonable opinion of an Underwriter, seriously adversely affects or involves, or will seriously adversely affect or involve, the financial markets in Canada or the United States or the business, operations or affairs of the Company. If an Underwriter fails to purchase the Offered Shares which it has agreed to purchase, the remaining Underwriter(s) may, but are not obligated to, purchase such Offered Shares, provided that if the number of Offered Shares that a defaulting Underwriter(s) agreed but failed to purchase is less than or equal to 11% of the aggregate number of Offered Shares agreed to be purchased by the Underwriters, then the other Underwriters are severally obligated to purchase the Offered Shares which the defaulting Underwriter or Underwriters failed to purchase, on a pro rata basis or as they may otherwise agree between themselves. If the aggregate amount of Offered Shares not purchased is greater than 11% of the aggregate number of Offered Shares agreed to be purchased by the Underwriters, then each of the Underwriters shall be relieved of its obligations to purchase its respective percentage of the Offered Shares, subject to the terms and conditions of the Underwriting Agreement. The Underwriters are, however, obligated to take up and pay for all of the Offered Shares if any of the Offered Shares are purchased under the Underwriting Agreement. The Underwriting Agreement also provides that the Company will indemnify the Underwriters and their respective directors, officers, affiliates and employees and certain control persons of the Underwriters against certain liabilities, claims, demands, losses, costs, damages and expenses.

        The Company has granted to the Underwriters the Over-Allotment Option to purchase up to an additional 10,725,000 Common Shares on the same terms and conditions as the Offering, exercisable at any time, in whole or in part, until the date that is 30 days following the Closing Date, for the purposes of covering the Underwriters' over-allotments, if any, and for market stabilization purposes. If the Over-Allotment Option is exercised in full, the total price to the public, Underwriters' fee and net proceeds to the Company (before deducting estimated expenses of the Offering) for the Offering will be $2,877,875,000, $93,530,937.50, and $2,784,344,062.50, respectively. This short form prospectus also qualifies the distribution of the Common Shares issuable pursuant to the exercise of the Over-Allotment Option. A purchaser who acquires Common Shares forming part of the Underwriters' over-allocation position acquires those Common Shares under this short form prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

        The terms of the Offering, including the Offering Price, were determined by negotiation between the Co-Lead Underwriters, on their own behalf and on behalf of each of the other Underwriters, and Suncor.

        The Offering Price is payable in Canadian dollars only. The Underwriters propose to offer the Offered Shares initially at the Offering Price. After a reasonable effort has been made to sell all of the Offered Shares at the Offering Price, the Underwriters may subsequently reduce the selling price to investors from time to time in order to sell any of the Offered Shares remaining unsold. Any such reduction will not affect the net proceeds received by Suncor pursuant to the Offering. In the event the Offering Price is reduced, the compensation received by the Underwriters will be decreased by the amount by which the aggregate price paid by the purchasers for the Offered Shares is less than the gross proceeds paid by the Underwriters to Suncor for the Offered Shares. The Underwriters will inform the Company if the Offering Price is reduced.

        Pursuant to policy statements of certain securities regulators, the Underwriters may not, throughout the period of distribution under this short form prospectus, bid for or purchase Common Shares. The foregoing restriction is subject to exceptions, on the condition that the bid or purchase is not engaged in for the purposes of creating actual or apparent active trading in, or raising the price of, the Common Shares. These exceptions include a bid or purchase permitted under the Universal Market Integrity Rules for the Canadian Market of the Investment Industry Regulatory Organization of Canada relating to market stabilization and passive market-making activities, a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution and transactions in compliance with U.S. federal securities laws. Under the first-mentioned exception, in connection with the Offering, the Underwriters may over-allot or effect transactions which stabilize or maintain the market price for the Common Shares at levels other than those which might otherwise prevail in the open market. Those transactions, if commenced, may be discontinued at any time.

        Subscriptions for Offered Shares will be received by the Underwriters subject to rejection or allotment in whole or in part, and the right is reserved to close the subscription books at any time without notice. It is expected that closing of the Offering will take place on June 22, 2016 or such other date as may be agreed upon by the Underwriters and Suncor, and, for greater certainty, the Offered Shares (other than any Common Shares issuable pursuant to the exercise of the Over-Allotment Option) are to be taken up by the Underwriters, if at all, on or before a date not later than 42 days after the Closing Date.

        It is expected that the Company will arrange for the instant deposit of the Offered Shares under the book-based system of registration, to be registered to CDS and deposited with CDS on the Closing Date. No certificates evidencing the Offered Shares will be issued to purchasers of the Offered Shares. Purchasers of Offered Shares will receive only a customer confirmation from the Underwriter or other registered dealer who is a CDS participant and from or through whom a beneficial interest in the Offered Shares is purchased.

        Neither Suncor nor the Underwriters will assume any liability for: (a) any aspect of the records relating to the beneficial ownership of the Offered Shares held by CDS or the payments relating thereto; (b) maintaining, supervising or reviewing any records relating to the Common Shares; or (c) any advice or representation made by or with respect to CDS and those contained in this short form prospectus and relating to the rules governing CDS or any action to be taken by CDS or at the direction of its CDS participants. The rules governing CDS provide that it acts as the agent and depository for the CDS participants. As a result, CDS participants must look solely to CDS and persons, other than CDS participants, having an interest in the Offered Shares must look solely to CDS participants for payments made by or on behalf of Suncor to CDS in respect of the Common Shares.

        It is expected that delivery of the Offered Shares will be made against payment therefor on or about the Closing Date specified on the cover page of this short form prospectus, which will not be three business days following the date of this short form prospectus (this settlement cycle being referred to as "T+3"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are generally required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their Offered Shares prior to the Closing Date will be required, by virtue of the fact that the Offered Shares will not settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Offered Shares who wish to trade their Offered Shares prior to the Closing Date should consult their own advisors.

        Suncor has agreed with the Underwriters that, subject to certain exceptions, it will not, among other things, directly or indirectly, offer, sell or issue for sale or resale, as the case may be, or publicly announce the issue or sale or intended issue or sale of any Common Shares, or financial instruments or securities convertible or exchangeable into Common Shares, or publicly announce its intention to do so or file a prospectus or registration statement in respect thereof, for a period of 90 days after the Closing Date without the prior written consent of the Co-Lead Underwriters on behalf of the Underwriters, which consent shall not be unreasonably withheld, conditioned or delayed.

        The Offered Shares will be offered in Canada and the United States through the Underwriters either directly or, if applicable, through their respective Canadian or U.S. registered broker-dealer affiliates.

        Neither Mitsubishi UFJ Securities (USA), Inc. nor Mizuho Securities Inc. is registered as a dealer in any Canadian jurisdiction and, accordingly, will only sell Offered Shares into the United States or in other jurisdictions outside of Canada and are not permitted and will not, directly or indirectly, solicit offers to purchase or sell any of the Offered Shares in Canada.

        In connection with the sale of the Offered Shares, the Underwriters may receive compensation from us or from purchasers of the Offered Shares for whom they may act as agents in the form of concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the Offered Shares may be deemed to be underwriters and any commissions received by them from us and any profit on the resale of Offered Shares by them may be deemed to be underwriting commissions under the 1933 Act.

        The Petro-Canada Public Participation Act (Canada) requires that the Articles of Suncor include certain restrictions on the ownership and voting of voting shares of the Company. See "Description of the Common Shares".

        Suncor has applied to list the Offered Shares distributed under this short form prospectus on the TSX and on the NYSE. The TSX has conditionally approved the listing of the Offered Shares. Listing on the TSX will be subject to Suncor fulfilling all of the listing requirements of the TSX on or before September 6, 2016. Listing on the NYSE will be subject to Suncor fulfilling all of the listing requirements of the NYSE.

Conflicts of Interest

        As described in "Use of Proceeds", a portion of the net proceeds of the Offering will be used to repay certain outstanding indebtedness. See "Use of Proceeds". As a result, one or more of the Underwriters or their affiliates may receive more than 5% of the net proceeds of the Offering in the form of the repayment of such indebtedness. Accordingly, the Offering is being made pursuant to Rule 5121 of the Financial Industry Regulatory Authority, Inc. Pursuant to this rule, the appointment of a qualified independent underwriter is not necessary in connection with the Offering because the conditions of Rule 5121(a)(1)(B) are satisfied.

Notice to Prospective Investors in the European Economic Area

        This short form prospectus has been prepared on the basis that any offer of Offered Shares in any Member State of the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of Offered Shares. Accordingly any person making or intending to make an offer in a Member State of Offered Shares which are the subject of the offering contemplated in this short form prospectus may only do so (i) in circumstances in which no obligation arises for us or any of the Underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the Underwriters have authorised, nor do we or they authorise, the making of any offer of Offered Shares in circumstances in which an obligation arises for us or the Underwriters to publish a prospectus for such offer. Neither we nor the Underwriters have authorised, nor do we or they authorise, the making of any offer of Offered Shares through any financial intermediary, other than offers made by the Underwriters, which constitute the final placement of the Offered Shares contemplated in this short form prospectus.

        In relation to each Member State of the European Economic Area, each Underwriter has represented and agreed, and each further Underwriter appointed under the Offering will be required to represent and agree, that with effect from and including the date on which the Prospectus Directive was implemented in that Member State (the "Relevant Implementation Date"), it has not made and will not make an offer of any Offered Shares which are the subject of the offering contemplated by this short form prospectus to the public in that Member

State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Offered Shares to the public in that Member State:

  (a)
  to any legal entity which is a qualified investor as defined in the Prospectus Directive;

  (b)
  to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of TD Securities Inc., CIBC World Markets Inc. or J.P. Morgan Securities Canada Inc. for any such offer; or

  (c)
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Offered Shares shall result in a requirement for the publication by us or any Underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of Common Shares to the public" in relation to any Offered Shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Shares to be offered so as to enable an investor to decide to purchase or subscribe to the Offered Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression "Prospectus Directive" means Directive 2003/71/EC (as amended), and includes any relevant implementing measure in the Member State.

        Each subscriber for the Offered Shares located within a Member State will be deemed to have represented, acknowledged and agreed that it is a qualified investor within the meaning of Article 2(1)(e) of the Prospectus Directive.

Notice to Prospective Investors in the United Kingdom

        This document is for distribution only to persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the "Financial Promotion Order"), (ii) are persons falling within Article 49(2)(a) to (d) ("high net worth companies, unincorporated associations etc") of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as "relevant persons"). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

        Each Underwriter has represented and agreed, and each further Underwriter appointed under the Offering will be required to represent and agree, that:

  (a)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (United Kingdom), as amended (the "FSMA")) received by it in connection with the issue or sale of the Offered Shares in circumstances in which Section 21(1) of the FSMA does not apply to Suncor; and

  (b)
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

        Neither this short form prospectus nor any other offering material relating to the Offered Shares has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Offered Shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this short form prospectus nor any other offering material relating to the Offered Shares has been or will be:

  (a)
  released, issued, distributed or caused to be released, issued or distributed to the public in France; or

  (b)
  used in connection with any offer for subscription or sale of the Offered Shares to the public in France.

        Such offers, sales and distributions will be made in France only:

  (a)
  to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restraint d'investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

  (b)
  to investment services providers authorized to engage in portfolio management on behalf of third parties; or

  (c)
  in a transaction that, in accordance with article L.411-2-II-1 or -2 or -3 of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l'épargne).

        The Offered Shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Australia

        No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia ("Corporations Act")) in relation to the Offered Shares has been or will be lodged with the Australian Securities & Investments Commission ("ASIC"). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

  (a)
  you confirm and warrant that you are either:

  (i)
  a "sophisticated investor" under section 708(8)(a) or (b) of the Corporations Act;

  (ii)
  a "sophisticated investor" under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant's certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

  (iii)
  a person associated with the Company under section 708(12) of the Corporations Act; or

  (iv)
  a "professional investor" within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

  (b)
  you warrant and agree that you will not offer any of the Offered Shares for resale in Australia within 12 months of those Offered Shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Hong Kong

        The Offered Shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Offered Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Offered Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

        This short form prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this short form prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Offered Shares may not be circulated or distributed, nor may the Offered Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the Offered Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  (a)
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  (b)
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Offered Shares pursuant to an offer made under Section 275 of the SFA except:

  (a)
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  (b)
  where no consideration is or will be given for the transfer; or

  (c)
  where the transfer is by operation of law.

RELATIONSHIP BETWEEN THE COMPANY AND CERTAIN UNDERWRITERS

        Under applicable securities legislation in certain provinces and territories of Canada, Suncor may be considered to be a connected issuer of each of TD Securities Inc., CIBC World Markets Inc., J.P. Morgan Securities Canada Inc., BMO Nesbitt Burns Inc., Citigroup Global Markets Canada Inc., Merrill Lynch Canada Inc., RBC Dominion Securities Inc., Scotia Capital Inc., Desjardins Securities Inc., HSBC Securities (Canada) Inc., Morgan Stanley Canada Limited, BNP Paribas (Canada) Securities Inc., Mitsubishi UFJ Securities (USA), Inc. and Mizuho Securities USA Inc. as each is, directly or indirectly, a wholly-owned or majority-owned subsidiary of a Canadian chartered bank or financial institution which has extended credit facilities to Suncor or its subsidiaries upon which Suncor or its subsidiaries may draw from time to time (collectively the "Banks"), and of AltaCorp Capital Inc., as ATB Financial is a minority shareholder thereof. ATB Financial is an affiliate of Alberta Treasury Branches, which is a provincially regulated financial institution that is a member of the lending syndicate in respect of such credit facilities (ATB Financial, collectively with the Banks, the "Lenders"). Suncor also reserves capacity under its syndicated revolving credit facility for amounts of commercial paper outstanding under its commercial paper program. At May 31, 2016, approximately $350 million was drawn as borrowings under the credit facilities of a subsidiary of Suncor, approximately $1.620 billion of letters of credit was issued against Suncor's credit facilities, and Suncor had approximately $2.238 billion of commercial paper outstanding. These credit facilities are unsecured and Suncor and its subsidiaries are in compliance with all terms of the agreements governing the credit facilities and none of the

Lenders has waived a breach of such agreements since their respective execution. The financial position of Suncor, and any applicable subsidiary, has not changed substantially since the most recent amendments to the credit facilities. None of the Lenders were involved in the decision to offer the Offered Shares and none were involved in the determination of the terms of the distribution of the Offered Shares. The terms of the Offering, including the Offering Price, were determined by negotiation between the Co-Lead Underwriters, on their own behalf and on behalf of each of the other Underwriters, and Suncor. As a consequence of the sale of the Offered Shares, each of the participating Underwriters will receive a commission on the principal amount of any Offered Shares sold through such Underwriters and the lenders may receive a portion of the proceeds from us as a repayment of certain indebtedness outstanding to them.

ELIGIBILITY FOR INVESTMENT

        In the opinion of Blake, Cassels & Graydon LLP, Canadian counsel to Suncor, and Burnet, Duckworth & Palmer LLP, Canadian counsel to the Underwriters, the Offered Shares, provided they are listed on a designated stock exchange as defined in the Income Tax Act (Canada) (the "Tax Act") (which currently includes the TSX and the NYSE), will be qualified investments under the Tax Act for a trust governed by a registered retirement savings plan (an "RRSP"), a registered retirement income fund (an "RRIF"), a registered education savings plan, a deferred profit sharing plan, a tax-free savings account (a "TFSA") or a registered disability savings plan (collectively, "Deferred Plans"). In the case of an RRSP, RRIF or TFSA, provided the holder of the TFSA or the annuitant of the RRSP or RRIF, as the case may be, deals at arm's length with and does not have a "significant interest" (within the meaning of the Tax Act) in Suncor, the Offered Shares will not be a prohibited investment under the Tax Act for such RRSP, RRIF or TFSA.

        Prospective investors who intend to hold the Offered Shares in Deferred Plans should consult their own tax advisors regarding their particular circumstances.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

        In the opinion of Blake, Cassels & Graydon LLP, Canadian counsel to Suncor, and Burnet, Duckworth & Palmer LLP, Canadian counsel to the Underwriters, the following summary describes, as of the date hereof, the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires as beneficial owner Offered Shares pursuant to this Offering and who, at all relevant times, for purposes of the Tax Act (1) holds the Offered Shares as capital property; (2) deals at arm's length with Suncor and the Underwriters; and (3) is not affiliated with Suncor (a "Holder"). Generally, the Offered Shares will be considered capital property to a Holder provided the Holder does not hold such shares in the course of carrying on a business of buying and selling securities or as part of an adventure or concern in the nature of trade. This summary assumes that the Offered Shares will be listed on a "designated stock exchange" within the meaning of the Tax Act (which currently includes the TSX) at all relevant times.

        This summary is based on the current provisions of the Tax Act in force as of the date hereof and counsels' understanding of the current administrative policies and assessing practices of the CRA published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the "Tax Proposals") and assumes that the Tax Proposals will be enacted in the form proposed. No assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any other changes in law, whether by judicial, governmental or legislative decision or action or changes in the administrative policies or assessing practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ materially from those described in this summary.

        In addition, this summary does not apply to a Holder (i) that is a "financial institution" for purposes of certain rules (referred to as the mark-to-market rules applicable to securities held by financial institutions), (ii) an interest in which is a "tax shelter investment", (iii) that is a "specified financial institution", (iv) that reports its "Canadian tax results" in a currency other than Canadian currency, or (v) that has entered, or will enter, into, with respect to the Offered Shares, a "derivative forward agreement", each as defined in the Tax Act. Such Holders should consult their own tax advisors.

        This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice or representations to any particular Holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Holders are urged to consult their own legal and tax advisors with respect to the tax consequences to them having regard to their particular circumstances, including the application and effect of the income and other tax laws of any country, province or other jurisdiction that may be applicable to the Holder.

Holders Resident in Canada

        This part of the summary is applicable to a Holder who, at all relevant times, for purposes of the Tax Act is, or is deemed to be, resident in Canada (a "Resident Holder"). Certain Resident Holders may be entitled to make or may have already made the irrevocable election permitted by subsection 39(4) of the Tax Act, the effect of which may be to deem to be capital property of any Offered Shares (and all other "Canadian securities", as defined in the Tax Act) owned by such Resident Holder in the taxation year in which the election is made and in all subsequent taxation years. Resident Holders whose Offered Shares might not otherwise be considered to be capital property should consult their own tax advisors concerning this election.

Dividends

        A Resident Holder will be required to include in computing its income for a taxation year any dividends received (or deemed to be received) on the Offered Shares. In the case of a Resident Holder that is an individual (other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit applicable to any dividends designated by Suncor as eligible dividends in accordance with the provisions of the Tax Act. Suncor has, by notice on its website, indicated that all dividends paid on its Common Shares shall be designated as eligible dividends until a notification of change is posted on the website.

        A dividend received (or deemed to be received) by a Resident Holder that is a corporation will generally be deductible in computing the corporation's taxable income. In certain circumstances, subsection 55(2) of the Tax Act (as proposed to be amended by Tax Proposals released on April 18, 2016) will treat a taxable dividend received by a Resident Holder that is a corporation as proceeds of disposition or a capital gain. Resident Holders that are corporations are urged to consult their own tax advisors having regard to their particular circumstances.

        A Resident Holder that is a "private corporation", as defined in the Tax Act, or any other corporation controlled, whether because of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), will generally be liable to pay a refundable tax of 38 1/3% under Part IV of the Tax Act on dividends received (or deemed to be received) on the Offered Shares to the extent such dividends are deductible in computing the Resident Holder's taxable income for the taxation year. A Resident Holder that, throughout the relevant taxation year, is a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax on its "aggregate investment income" (as defined in the Tax Act), including any dividends or deemed dividends that are not deductible in computing taxable income.

        Taxable dividends received by an individual (including certain trusts) may give rise to a liability for alternative minimum tax as calculated under the detailed rules set out in the Tax Act.

Dispositions

        Generally, on a disposition or deemed disposition of an Offered Share (other than in a tax deferred transaction or a disposition to Suncor that is not a sale in the open market in the manner in which shares would normally be purchased by any member of the public in an open market), a Resident Holder will realize a capital gain (or a capital loss) equal to the amount, if any, by which the proceeds of disposition exceed (or are less than) the aggregate of the adjusted cost base to the Resident Holder of the Offered Share immediately before the disposition or deemed disposition and any reasonable costs of disposition.

        The adjusted cost base to the Resident Holder of an Offered Share acquired pursuant to this Offering will be determined by averaging the cost of such Offered Share with the adjusted cost base of all other Common Shares (including the Offered Shares) owned by the Resident Holder as capital property at that time.

        Generally, a Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a "taxable capital gain") realized by a Resident Holder in the year. A Resident Holder is required to deduct one-half of the amount of any capital loss (an "allowable capital loss") realized by a Resident Holder in a taxation year from taxable capital gains realized by the Resident Holder in that year (subject to and in accordance with rules contained in the Tax Act). Allowable capital losses for a taxation year in excess of taxable capital gains for that year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years, to the extent and under the circumstances described in the Tax Act.

        The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of an Offered Share may be reduced by the amount of certain dividends received (or deemed to be received) by the Resident Holder on such share (or on a share for which such share is substituted or exchanged) to the extent and under circumstances prescribed by the Tax Act. Similar rules may apply where shares are owned by a partnership or a trust of which a corporation, trust or partnership is a beneficiary or a member. Resident Holders to whom these rules may be relevant should consult their own tax advisors.

        A Resident Holder that, throughout the relevant taxation year, is a "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional refundable tax on its "aggregate investment income" (as defined in the Tax Act), including any taxable capital gains.

Holders Not Resident in Canada

        This portion of the summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold, and is not deemed to use or hold, the Offered Shares in a business carried on in Canada (a "Non-Resident Holder"). This part of the summary is not applicable to Non-Resident Holders that are insurers carrying on an insurance business in Canada and elsewhere.

Dividends

        Dividends paid or credited, or deemed to be paid or credited, on the Offered Shares to a Non — Resident Holder will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under an applicable income tax convention. For example, where the Non-Resident Holder is a United States resident entitled to benefits under the Canada-United States Tax Convention (1980) and is the beneficial owner of the dividends, the rate of Canadian withholding tax applicable to dividends is generally reduced to 15%. Non-Resident Holders who may be eligible for a reduced rate of withholding tax on dividends pursuant to any applicable income tax treaty or convention should consult with their own tax advisors with respect to taking all appropriate steps in this regard.

Dispositions

        A Non-Resident Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition or deemed disposition of an Offered Share, unless the Offered Share is "taxable Canadian property" to the Non-Resident Holder for purposes of the Tax Act and the Non-Resident Holder is not entitled to an exemption under an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Holder is resident.

        Provided that the Offered Shares are listed on a designated stock exchange as defined in the Tax Act (which currently includes the TSX) at the time of disposition, the Offered Shares will generally not constitute "taxable Canadian property" to a Non-Resident Holder, unless at any time during the 60-month period immediately preceding the disposition of the Offered Shares: (a) one or any combination of (i) the Non-Resident Holder, (ii) persons with whom the Non-Resident Holder does not deal at arm's length, and (iii) partnerships in which the Non-Resident Holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships, has owned 25% or more of the issued shares of any class or series of shares of Suncor; and (b) more than 50% of the fair market value of the Offered Share was derived directly or indirectly, from one or a combination of (i) real or immovable property situated in Canada, (ii) Canadian resource property (as defined in the Tax Act), (iii) timber resource property (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law, rights in, property in any of the foregoing whether or not the property exists. Non-Resident Holders whose Offered Shares may constitute taxable Canadian property should consult their own tax advisors with respect to the Canadian income tax consequences of the disposition and the potential requirement to file a Canadian income tax return in respect of the disposition depending on their particular circumstances.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. RESIDENTS

        The following discussion describes certain material U.S. federal income tax considerations to U.S. Holders (defined below) under present United States federal income tax laws of an investment in the Common Shares. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury regulations promulgated under the Code, court decisions, and published positions of the Internal Revenue Service ("IRS"), all as in effect on the date of this short form prospectus and all of which are subject to change or differing interpretations, possibly with retroactive effect, that could affect the tax considerations described below. This discussion applies only to investors that hold our Common Shares as "capital assets" within the meaning of Code Section 1221 (i.e., generally, for investment purposes) and that have the U.S. dollar as their functional currency. This discussion does not address any aspect of taxation other than income taxation or state, local or non-U.S. taxation.

        The following discussion does not deal with the tax considerations to any particular investor or to persons in special tax situations such as:

  •
  banks;

  •
  certain financial institutions;

  •
  insurance companies;

  •
  broker dealers;

  •
  U.S. expatriates and former long-term residents of the United States;

  •
  traders in securities that elect the mark-to-market method of accounting for their securities;

  •
  tax-exempt entities;

  •
  partnerships or other pass-through entities and any owners thereof;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  U.S. Holders whose functional currency is not the U.S. dollar;

  •
  persons liable for alternative minimum tax;

  •
  persons holding a Common Share as part of a straddle, hedging, conversion or integrated transaction; or

  •
  persons that actually or constructively own 10% or more of our voting stock.

        PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF COMMON SHARES.

        The discussion below of the U.S. federal income tax considerations to "U.S. Holders" of Common Shares will apply to you if you are a beneficial owner of our Common Shares and you are:

  •
  an individual U.S. citizen or resident alien for U.S. federal income tax purposes;

  •
  a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) that is organized in or under the laws of the United States, any State thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons; or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If you are a partner in a partnership or other entity treated as a partnership that holds our Common Shares, your tax treatment will depend on your status and the activities of the partnership. U.S. Holders of our Common Shares that are partnerships and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax considerations of holding our Common Shares.

Taxation of Dividends and Other Distributions on the Common Shares

        Subject to the passive foreign investment company ("PFIC") rules discussed below, the gross amount of a distribution paid to a U.S. Holder with respect to the Common Shares (including amounts withheld to pay Canadian withholding taxes) will be included in such U.S. Holder's gross income as dividend income to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). The dividends will not be eligible for the dividends-received deduction allowed to corporations. With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends may constitute "qualified dividend income" and, thus, may be taxed at the lower applicable capital gains rate, provided that (1) we are eligible for the benefits of the United States-Canada income tax treaty or the Common Shares, with respect to which dividends are paid, are considered readily tradable on an established securities market in the United States; (2) we are not a PFIC (as discussed below) for either our taxable year in which the dividend is paid or the preceding taxable year; and (3) certain holding period requirements are met. We expect to be eligible for the benefits of the United States-Canada income tax treaty. Further, U.S. Treasury guidance indicates that our Common Shares currently are considered readily tradable on an established securities market for this purpose; however, there can be no assurance that our Common Shares will be considered readily tradable on an established securities market in future years. However, if we are a PFIC, dividends paid to non-corporate U.S. Holders generally will not be eligible for the preferential tax rates applicable to qualified dividend income.

        To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, it will be treated first as a tax-free return of a U.S. Holder's tax basis in its Common Shares, and to the extent the amount of the distribution exceeds its tax basis, the excess will be taxed as capital gain. We do not currently intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a distribution is expected to be treated as a dividend.

Taxation of Disposition of Common Shares

        Subject to the PFIC rules discussed below, a U.S. Holder will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a Common Share equal to the difference between the amount realized for the Common Share and its adjusted tax basis in the Common Share. The gain or loss will be capital gain or loss. Non-corporate U.S. Holders, including individual U.S. Holders, that have held the Common Share for more than one year, are currently eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that a U.S. Holder recognizes will be treated as U.S. source gain or loss for foreign tax credit limitation purposes.

Passive Foreign Investment Company

        A non-U.S. corporation is classified as a PFIC if, for any taxable year, after taking into account the income and assets of the corporation and certain subsidiaries pursuant to applicable "look-through rules," either (i) 75% or more of its gross income constitutes "passive income," or (ii) 50% or more of the quarterly average value of its assets is attributable to assets which produce, or are held for the production of, passive income. For this purpose, "passive income" generally includes interest, dividends, rents, royalties, annuities, certain gains from the sale of stock and securities, and certain gains from commodities transactions. We currently do not believe that we were a PFIC in the preceding taxable year nor do we anticipate that we will be a PFIC in the current taxable year or in the foreseeable future. However, the determination as to whether we are a PFIC for any taxable year is based on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Whether we will be a PFIC for any tax year is a factual determination made on an annual basis and depends on the composition and value of our assets and the amount and type of our income over the course of each such tax year, as well as certain factors which are beyond our control, including the market price of our common shares. As a result, PFIC status cannot be predicted with certainty as of the date of this short form prospectus. Because of the above described uncertainties, there can be no assurance that the IRS will not challenge the determination made by us concerning our PFIC status or that we will not be a PFIC for any taxable year.

        If we are classified as a PFIC in any year a U.S. Holder owns our common shares, certain adverse tax consequences could apply to such U.S. Holder. Certain elections may be available to U.S. Holders that may mitigate some of the adverse consequences resulting from our treatment as a PFIC. Were we to be characterized as a PFIC, a U.S. Holder that did not elect to be subject to tax under a "mark-to-market" regime may be subject to tax at the time of sale of, or receipt of an "excess distribution" with respect to our common shares. To determine its potential tax liability, a non-electing U.S. Holder would be required to allocate its gain from the sale of, or excess distribution with respect to, our shares ratably over the length of its holding period of our shares. The amount of gain allocated by the U.S. Holder to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, would be treated as ordinary income in the current taxable year. The amount of gain allocated by the U.S. Holder to other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed on the U.S. Holder with respect to the resulting tax attributable to each such other taxable year. In addition, as noted above, the preferential tax rate referred to above under " — Taxation of Dividends and Other Distributions on the Common Shares" does not apply to dividends received from a PFIC. U.S. Holders should be aware that even if such mark-to-market election is made, there is no guarantee that such electing U.S. Holders will not be subject to the excess distribution regime with respect to gains or distributions that may be received from our subsidiaries. U.S. Holders are urged to consult their own tax advisors regarding the application of PFIC rules to their investments in our common shares and whether to make an election or protective election.

        In any year in which we are classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. A failure to satisfy such reporting requirements may result in penalties and an extension of the time period during which the IRS can assess a tax. U.S. Holders are urged to consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621.

Foreign Tax Credit

        A U.S. Holder that pays (whether directly or through withholding) Canadian income tax may elect to deduct or credit such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a tax year.

        Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that such U.S. Holder's "foreign source" taxable income bears to such U.S. Holder's worldwide taxable income. In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source." Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose. In addition, this limitation is calculated separately with respect to specific categories of income with the result that credits generated within a specific category of income may only offset income taxes with respect to foreign source income within that same category of income.

        Dividends on our Common Shares will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are qualified dividend income as discussed under " — Taxation of Dividends and Other Distributions on the Common Shares" above, the amount of the dividend taken into account for purposes of calculating the U.S. foreign tax credit limitation will generally be limited to the gross amount of the taxable dividend, multiplied by the reduced tax rate applicable to qualified dividend income. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. Dividends distributed by us with respect to Common Shares will generally constitute "passive category income" but could, in the case of certain U.S. Holders, constitute "general category income." The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under such U.S. Holder's particular circumstances.

Receipt of Foreign Currency

        The U.S. dollar value of any cash distribution in Canadian dollars to a U.S. Holder will be translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of the distribution, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. For U.S. Holders following the accrual method of accounting, the amount realized on a disposition of the Common Shares for an amount in Canadian dollars will be the U.S. dollar value of this amount on the date of disposition. On the settlement date, such U.S. Holder will recognize U.S.-source foreign currency gain or loss (taxable as ordinary income or loss) equal to the difference (if any) between the U.S. dollar value of the amount received based on the exchange rates in effect on the date of sale or other disposition and the settlement date. However, in the case of Common Shares traded on an established securities market that are sold by a cash method U.S. Holder (or an accrual method U.S. Holder that so elects), the amount realized will be based on the exchange rate in effect on the settlement date for the disposition, and no exchange gain or loss will be recognized at that time. A U.S. Holder will generally have a basis in the Canadian dollars equal to their U.S. dollar value on the date of receipt of such distribution, on the date of disposition, or, in the case of cash method U.S. Holders (and accrual method U.S. Holders that so elect), on the date of settlement. Any U.S. Holder that receives payment in Canadian dollars and converts or disposes of the Canadian dollars after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss and that generally will be U.S. source income or loss for foreign tax credit purposes. U.S. Holders are urged to consult their own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of Canadian dollars.

Additional Tax on Investment Income

        Certain non-corporate U.S. Holders whose income exceeds certain thresholds are subject to a 3.8% tax on the lesser of (A) the U.S. Holder's "net investment income" for the relevant taxable year, and (B) the excess of the U.S. Holder's modified adjusted gross income for the taxable year over a certain threshold. Net investment income includes, among other things, dividends and net gain from disposition of property (other than property held in a trade or business). U.S. Holders are urged to consult their own tax advisors regarding the additional tax on investment income.

Information Reporting and Backup Withholding

        Dividend payments with respect to our Common Shares and proceeds from the sale, exchange or redemption of our Common Shares may be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes any other required certification or that is otherwise exempt from backup withholding. Holders that are required to establish their exempt status must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the information reporting and backup withholding rules.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder's U.S. federal income tax liability, and such U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and timely furnishing any required information.

        U.S. return disclosure obligations (and related penalties for failure to disclose) apply to certain U.S. individuals who hold specified foreign financial assets if the total value of all such assets is more than US$50,000 on the last day of the tax year or more than US$75,000 at any time during the tax year. The definition of specified foreign financial assets may include our Common Shares. U.S. Holders are urged to consult their own tax advisors regarding the application of these disclosure obligations.

RISK FACTORS

        In addition to the risk factors set forth below, additional risk factors relating to our business are discussed in the AIF, the 2015 MD&A and the Q1 2016 MD&A and may also be discussed in certain other documents incorporated by reference or deemed to be incorporated by reference herein, which risk factors are specifically incorporated by reference herein. Prospective purchasers of the Offered Shares should consider carefully the risk factors set forth below, as well as the other information contained in and incorporated by reference in this short form prospectus before purchasing the Offered Shares offered hereby. If any event arising from these risks occurs, our business, prospects, financial condition, results of operations or cash flows, or your investment in the Offered Shares could be materially adversely affected.

Risks Related to the Acquisition

  Possible Failure or Delay in the Acquisition

        The closing of the Offering is anticipated to occur before the closing of the Acquisition. The closing of the Acquisition is subject to receipt of required regulatory approvals under the Competition Act (Canada) and the satisfaction of certain closing conditions. See "Recent Developments — Acquisition of Additional Syncrude Interests". There is no certainty, nor can Suncor provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied. A substantial delay in obtaining the required regulatory approvals or the imposition of unfavourable terms or conditions in the approvals could have a material adverse effect on Suncor's ability to complete the Acquisition and could adversely affect Suncor's business, financial condition or results of operations. The Acquisition and the Offering are not mutually contingent and there is normal commercial risk that the Acquisition may not be completed on the terms negotiated, or at all. If the Acquisition is not completed as contemplated, Suncor could suffer adverse consequences. If the Acquisition does not take place, Suncor intends to reallocate the net proceeds from the Offering generally as set out under the heading "Use of Proceeds". See " — Risks Related to the Offering — Use of Proceeds" below.

  Unexpected Costs or Liabilities Related to the Acquisition

        In connection with the Acquisition, there may be liabilities that Suncor failed to discover or was unable to quantify in Suncor's due diligence which it conducted prior to the execution of the Acquisition Agreement and Suncor may not be indemnified for some or all of these liabilities. The discovery or quantification of any material liabilities could have a material adverse effect on Suncor's business, financial condition or future prospects. In addition, the Acquisition Agreement limits the amount for which Suncor is indemnified, such that liabilities in respect of the Acquisition may be greater than the amounts for which Suncor is indemnified under the Acquisition Agreement.

  Realization of Acquisition Benefits

        There is a risk that some or all of the benefits that Suncor expects to realize from the Acquisition may fail to materialize, or may not occur within the time periods that Suncor anticipates. The realization of such benefits may be affected by a number of factors, many of which are beyond Suncor's control.

Risks Related to the Offering

  Use of Proceeds

        Suncor intends to use a portion of the net proceeds from the Offering (including net proceeds received from the exercise of the Over-Allotment Option, if any) to fund the purchase price of the Acquisition, and Suncor currently intends to allocate the remainder of the net proceeds received from the Offering to repay certain outstanding indebtedness as described under "Use of Proceeds" in this short form prospectus. Although this allocation is based on the current expectations of Suncor, there may be circumstances — including the failure of the Acquisition to be completed — in which, at Suncor's discretion, a reallocation of funds may be necessary or appropriate if circumstances change or if it is believed it would be in the best interests of the Company. In such circumstances, there can be no assurance as to how those funds may be reallocated. The failure by management to apply these funds effectively could adversely affect the business of the Company.

  Future Issuances of Securities

        Suncor may issue additional Common Shares, preferred shares or securities convertible into Common Shares, which may dilute existing shareholders, including purchasers of the Offered Shares. Suncor may also issue debt securities that have priority over holders of Common Shares with respect to payment in the event of an insolvency or winding-up of Suncor. Shareholders will have no pre-emptive rights in connection with any such further issuances. Suncor's board of directors has the discretion to determine the designation, rights, privileges, restrictions, and conditions attached to any series of preferred shares, the price and terms of any debt securities and the price and terms for any further issuances of Common Shares.

  Market Price

        Suncor cannot predict at what price the Common Shares or other securities issued by Suncor will trade in the future. Common Shares and other securities of Suncor will not necessarily trade at values determined solely by reference to the underlying value of Suncor's assets. One of the factors that may influence the market price of such securities is the annual dividend yield on the Common Shares. An increase in market interest rates may lead purchasers of Common Shares to demand a higher annual yield and this could adversely affect the market price of the Common Shares. In addition, the market price for the Common Shares may be affected by changes in general market conditions, fluctuations in the market for equity or debt securities and numerous other factors beyond the control of Suncor.

  Dividends

        The payment of future dividends and the amount thereof is uncertain and is at the sole discretion of Suncor's board of directors and is considered each quarter. The payment of dividends is dependent upon, among other things, operating cash flow generated by Suncor and its subsidiaries, financial requirements for Suncor's operations, the execution of Suncor's growth strategy and the satisfaction of solvency tests imposed by the Canada Business Corporations Act for the declaration and payment of dividends.

Risks Relating to the Company's Business

  Restart of Operations in RMWB and Impact of Wildfires

        The restart of production and operations and the return to normal production rates following the wildfires in RMWB by Suncor, Syncrude and third parties may not proceed on the timelines or at the levels currently anticipated. Any restart of operations or return to normal production rates will be subject to unanticipated technical issues and it is possible that unanticipated damage from the recent events may be discovered that could delay or otherwise impact the resumption of production and operations. In addition, Suncor, Syncrude and third parties may encounter reduced access to personnel and other service providers or the unavailability of third party infrastructure necessary to resume activities to pre-wildfire levels. Any difficulties or delay in restarting production or operations by Suncor, Syncrude or third parties relevant to such operations could further adversely affect Suncor's results of operations, financial position, ability to achieve its updated guidance and the market price of the Common Shares.

        Additionally, the impact of the wildfires could expose Suncor to additional liabilities, including claims for damages as a result of any damage to facilities, other property or the environment or as a result of personal injury, any of which could have a material adverse effect on Suncor's business, financial condition, results of operations and cash flow.

  Royalty Regime

        There can be no assurance that the governments of the Canadian provinces or other jurisdictions in which Suncor conducts its operations will not adopt new royalty regimes or modify the existing royalty regimes which may have an impact on the economics of Suncor's projects. On January 29, 2016, the Government of Alberta adopted a new royalty regime which will take effect on January 1, 2017. On April 21, 2016, the Government of Alberta released further details on the drilling and completion cost allowance and royalty formulas that will apply to non-oil sands wells drilled on or after January 1, 2017. Further details, including specific royalty calculations for oil sands, were expected to be finalized by the end of May 2016; however, as of the date of this short form prospectus, no further details have been announced. The impact on Suncor of any changes to applicable royalty regimes will be dependent on a number of factors, but an increase in royalties would reduce Suncor's earnings and could make future capital investments, or Suncor's operations, less economic.

AGENT FOR SERVICE OF PROCESS

        Patricia M. Bedient, John D. Gass and John R. Huff are directors of Suncor who reside outside of Canada. Each of these directors has appointed Suncor, 150 – 6th Avenue S.W., Calgary, Alberta, Canada T2P 3E3, as their agent for service of process. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person that resides outside of Canada, even if the party has appointed an agent for service of process.

AUDITOR

        Our independent auditor is PricewaterhouseCoopers LLP, Chartered Professional Accountants, who has issued an independent auditor's report dated February 24, 2016 in respect of our audited annual consolidated financial statements, which comprise our consolidated balance sheets as at December 31, 2015 and December 31, 2014 and the consolidated statements of comprehensive (loss) income, changes in shareholders' equity and cash flows for the years ended December 31, 2015 and December 31, 2014, and the related notes, and the report on internal control over financial reporting as at December 31, 2015. PricewaterhouseCoopers LLP has advised that they are independent with respect to us within the meaning of the Rules of Professional Conduct of the Institute of Chartered Professional Accountants of Alberta and the rules of the SEC.

TRANSFER AGENT AND REGISTRAR

        The transfer agent and registrar for the Common Shares is Computershare Trust Company of Canada at its principal offices in Calgary, Alberta, Montreal, Quebec, Toronto, Ontario and Vancouver, British Columbia and Computershare Trust Company Inc. in Denver, Colorado.

LEGAL MATTERS

        Certain legal matters relating to Canadian law with respect to the Offering will be passed upon on our behalf by Blake, Cassels & Graydon LLP and by Burnet, Duckworth & Palmer LLP on behalf of the Underwriters. Certain legal matters relating to United States law with respect to the Offering will be passed upon on our behalf by Paul, Weiss, Rifkind, Wharton & Garrison LLP. The Underwriters will be represented by Davis Polk & Wardwell LLP with respect to certain matters of United States law. As at the date of this short form prospectus, the partners and associates of Blake, Cassels & Graydon LLP and Burnet, Duckworth & Palmer LLP, in each case, as a group beneficially own, directly or indirectly, less than 1% of any class of our securities.

EXPERTS

        Information relating to our reserves in our AIF was prepared by GLJ Petroleum Consultants Ltd. and Sproule Associates Limited and Sproule International Limited (collectively, "Sproule"), as independent qualified reserves evaluators. The designated professionals, as such term is defined under applicable securities legislation, of each of GLJ Petroleum Consultants Ltd. and Sproule, in each case, as a group beneficially own, directly or indirectly, less than 1% of any class of our securities.

 DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been or will be filed with the SEC as part of the registration statement of which this short form prospectus is a part insofar as required by the SEC's Form F-10:

  •
  the Underwriting Agreement;

  •
  the documents listed in the second paragraph under "Documents Incorporated by Reference" in this short form prospectus;

  •
  the consent of our auditor, PricewaterhouseCoopers LLP;

  •
  the consent of our Canadian counsel, Blake, Cassels & Graydon LLP;

  •
  the consent of the Underwriters' Canadian counsel, Burnet, Duckworth & Palmer LLP;

  •
  the consents of our independent qualified reserves evaluators, GLJ Petroleum Consultants Ltd. and Sproule; and

  •
  powers of attorney from our directors and officers.

 PART II

INFORMATION NOT REQUIRED TO BE
DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

        Under Section 124 of the Canada Business Corporations Act (the "CBCA"), a corporation may indemnify a present or former director or officer of the corporation or another individual who acts or acted at the corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may not indemnify an individual unless the individual (i) acted honestly and in good faith with a view to the best interests of the corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation's request, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful. Each of the aforementioned individuals are entitled to the indemnification provided above from a corporation as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and if the individual fulfills conditions (i) and (ii) above. A corporation may advance moneys to a director, officer or other individual for the costs, charges and expenses of a proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out in (i) and (ii) above. The indemnification or the advance of any moneys may be made in connection with a derivative action only with court approval and only if the conditions in (i) and (ii) above are met. Under the CBCA, a corporation may purchase and maintain insurance for the benefit of any of the aforementioned individuals against any liability incurred by the individual in their capacity as a director or officer of the corporation, or in their capacity as a director or officer, or similar capacity, of another entity, if the individual acted in such capacity at the corporation's request.

        In accordance with the CBCA, the by-laws of the Registrant provide that the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted at the Registrant's request as a director or officer, or in a similar capacity, of another entity, and the heirs and legal representatives of such a person, to the extent permitted under the CBCA. The Registrant also has agreements with each director and officer to provide indemnification to the extent permitted under the CBCA.

        A policy of directors' and officers' liability insurance is maintained by the Registrant which insures directors and officers of the Registrant for losses as a result of claims based upon their acts or omissions as directors and officers, including liabilities under the Securities Act, and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the CBCA. The directors and officers are not required to pay any premium in respect of the insurance.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

 Exhibits

Exhibit Number		Description
3.1		Underwriting Agreement between Suncor Energy Inc. and the underwriters named therein.
3.2		The template version of the term sheet dated June 7, 2016.
4.1		Audited comparative consolidated financial statements as at and for the year ended December 31, 2015, including the auditor's report thereon (incorporated by reference from Exhibit No. 99.1 to the Registrant's Form 40-F, filed with the Commission on February 25, 2016).
4.2		Annual information form for the year ended December 31, 2015 dated February 25, 2016 (incorporated by reference from the Registrant's Form 40-F, filed with the Commission on February 25, 2016).
4.3		Management's discussion and analysis of financial condition and results of operations as at and for the year ended December 31, 2015 (incorporated by reference from Exhibit No. 99.2 to the Registrant's Form 40-F, filed with the Commission on February 25, 2016).
4.4	**	Management information circular and proxy statement dated February 25, 2016 relating to the annual meeting of our shareholders held on April 28, 2016.
4.5	**	Unaudited consolidated financial statements as at and for the three month period ended March 31, 2016.
4.6	**	Management's discussion and analysis of financial condition and results of operations as at and for the three month period ended March 31, 2016.
4.7		Supplementary oil & gas disclosure for the year ended December 31, 2015 (incorporated by reference from Exhibit No. 99.10 to the Registrant's Form 40-F, filed with the Commission on February 25, 2016).
5.1		Consent of PricewaterhouseCoopers LLP.
5.2	**	Consent of Blake, Cassels & Graydon LLP.
5.3	**	Consent of Burnet, Duckworth & Palmer LLP.
5.4	**	Consent of GLJ Petroleum Consultants Ltd.
5.5	**	Consent of Sproule Associates Limited and Sproule International Limited.
6.1	**	Powers of attorney (included on page III-3 of the initial Registration Statement).

**
Previously filed.

II-2

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquires made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process

        (a)   Concurrently with the initial filing of this Registration Statement on Form F-10, the Registrant filed with the Commission a written irrevocable consent and power of attorney on Form F-X.

        (b)   Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of the relevant registration statement.

III-1

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Amendment No.2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on this 15th day of June, 2016.

SUNCOR ENERGY INC.
By:	/s/ ALISTER COWAN Name: Alister Cowan Title: Executive Vice President and Chief Financial Officer

III-2

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No.2 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Steven W. Williams	President, Chief Executive Officer and Director (Principal Executive Officer)	June 15, 2016
/s/ ALISTER COWAN Alister Cowan	Executive Vice-President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 15, 2016
* James W. Simpson	Chair of the Board of Directors	June 15, 2016
* Patricia Bedient	Director	June 15, 2016
* Mel E. Benson	Director	June 15, 2016
* Jacynthe Côté	Director	June 15, 2016
* Dominic D'Alessandro	Director	June 15, 2016
* John D. Gass	Director	June 15, 2016
* John R. Huff	Director	June 15, 2016
* Maureen McCaw	Director	June 15, 2016

III-3

Signature	Title	Date

* Michael W. O'Brien	Director	June 15, 2016
* Eira M. Thomas	Director	June 15, 2016
* Michael M. Wilson	Director	June 15, 2016

*By:	/s/ ALLISTER COWAN Allister Cowan	Attorney-in-Fact	June 15, 2016

III-4

 AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has signed this Amendment No.2 to the Registration Statement, solely in his capacity as the duly authorized representative of Suncor Energy Inc. in the United States, on this 15th day of June, 2016.

SUNCOR ENERGY (U.S.A.) INC. Authorized representative in the United States
By:	/s/ SHAWN POIRIER Name: Shawn Poirier Title: Assistant Secretary

III-5

 Exhibit Index

Exhibit Number		Description
3.1		Underwriting Agreement between Suncor Energy Inc. and the underwriters named therein.
3.2		The template version of the term sheet dated June 7, 2016.
4.1		Audited comparative consolidated financial statements as at and for the year ended December 31, 2015, including the auditor's report thereon (incorporated by reference from Exhibit No. 99.1 to the Registrant's Form 40-F, filed with the Commission on February 25, 2016).
4.2		Annual information form for the year ended December 31, 2015 dated February 25, 2016 (incorporated by reference from the Registrant's Form 40-F, filed with the Commission on February 25, 2016).
4.3		Management's discussion and analysis of financial condition and results of operations as at and for the year ended December 31, 2015 (incorporated by reference from Exhibit No. 99.2 to the Registrant's Form 40-F, filed with the Commission on February 25, 2016).
4.4	**	Management information circular and proxy statement dated February 25, 2016 relating to the annual meeting of our shareholders held on April 28, 2016.
4.5	**	Unaudited consolidated financial statements as at and for the three month period ended March 31, 2016.
4.6	**	Management's discussion and analysis of financial condition and results of operations as at and for the three month period ended March 31, 2016.
4.7		Supplementary oil & gas disclosure for the year ended December 31, 2015 (incorporated by reference from Exhibit No. 99.10 to the Registrant's Form 40-F, filed with the Commission on February 25, 2016).
5.1		Consent of PricewaterhouseCoopers LLP.
5.2	**	Consent of Blake, Cassels & Graydon LLP.
5.3	**	Consent of Burnet, Duckworth & Palmer LLP.
5.4	**	Consent of GLJ Petroleum Consultants Ltd.
5.5	**	Consent of Sproule Associates Limited and Sproule International Limited.
6.1	**	Powers of attorney (included on page III-3 of the initial Registration Statement).

**
Previously filed.

III-6